Exhibit 99.1
Universal Insurance Holdings, Inc. Files Registration Statement for
Resale of Shares of Its Common Stock by Its President and CEO
FORT LAUDERDALE, FL — (MARKET WIRE) — May 11, 2011 — Universal Insurance Holdings, Inc. (“Company”) (NYSE Amex: UVE) announced today that it filed a Form S-8 registration statement with the Securities and Exchange Commission under which its President and Chief Executive Officer, Bradley I. Meier, may from time to time sell up to 6,050,000 shares of common stock, and the Company may sell up to 2,400,000 shares of common stock issuable pursuant to the Company’s Amended and Restated 2009 Omnibus Incentive Plan. Immediately prior to filing the Form S-8 registration statement, the Company withdrew its Form S-8 registration statement filed on November 22, 2010 under which no shares of common stock were sold.
Mr. Meier advised the Company that his goal through potential stock sales is to gain financial diversification and to assist in tax planning. At May 6, 2011, Mr. Meier beneficially owned 16,355,258 shares of the Company’s common stock, including options to purchase 1,950,000 shares of the Company’s common stock at a weighted average exercise price of $4.35. Based on Mr. Meier’s current beneficial ownership, if all of the 6,050,000 shares included in the registration statement are sold, Mr. Meier will beneficially own 10,305,258 shares, or approximately 26.2 percent, of the Company’s outstanding shares of 39,387,998 at May 6, 2011.
Mr. Meier expects sales of these shares to be executed in an orderly manner on the NYSE Amex, in privately negotiated transactions, or a combination of these or other permitted methods. The Company will not receive any proceeds from the sale of these shares.
About Universal Insurance Holdings, Inc.
Universal Insurance Holdings, Inc. is a vertically integrated insurance holding company, which through its subsidiaries, covers substantially all aspects of insurance underwriting, distribution, claims processing and exposure management. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of the Company, is one of the five leading writers of homeowners’ insurance in Florida and is now fully licensed and has commenced its operations in Hawaii, North Carolina and South Carolina. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.
Forward-Looking Statements and Risk Factors
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2010 and the Form 10-Q for the quarter ended March 31, 2011.
Investor Contact:
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com.